UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12
Warner Bros. Discovery, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

W/4576350v1

Warner Bros. Discovery, Inc.

SUPPLEMENT TO
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
DATED MARCH 29, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2023
May 2, 2023
This proxy statement supplement (“Supplement”) provides updated information with respect to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Warner Bros. Discovery, Inc. (the “Company”) to be held on May 8, 2023.
On March 29, 2023, the Company commenced distribution of the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and Notice of Internet Availability of Proxy Materials. This Supplement should be read in conjunction with the Proxy Statement.
Withdrawal of Stockholder Proposal
The proponent of Proposal 6: Stockholder Proposal – Political Disclosure (“Proposal 6”) has withdrawn the proposal. Therefore, Proposal 6 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 6 be tabulated or reported.
Voting Matters
Notwithstanding the withdrawal of Proposal 6, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new voting instructions or proxy cards.
None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.
If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 6.
Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.